Exhibit 99.1

Susquehanna Bancshares, Inc.
26 North Cedar Street
NEWS RELEASE	Lititz, PA 17543-7000
Tel 717-626-4721
Fax 717-626-1874

MEDIA CONTACT:

Ed Balderston, Executive Vice President and Chief Administration Officer

Susquehanna Bancshares, Inc., (717) 625-6217

Susquehanna Bancshares Acquires Brandywine Benefits

Corporation and Rockford Pensions, LLC

FOR IMMEDIATE RELEASE (Lititz, Pa., February 1, 2005): Susquehanna Bancshares, Inc., (Susquehanna) (Nasdaq: SUSQ) today announced it has acquired Brandywine Benefits Corporation and Rockford Pensions, LLC (collectively “Brandywine”), Wilmington, Del., a financial planning, consulting and administration firm specializing in retirement benefit plans for small- to medium-sized businesses.

“Susquehanna targets acquisitions that will enhance both customer service and shareholder value,” said Susquehanna Chairman, President and CEO William J. Reuter. “The Brandywine acquisition fills a service niche in our retirement plan services business and, at the same time, Brandywine’s sound business model serves to enhance Susquehanna’s non-interest income opportunities. Brandywine fits nicely into our strategic vision of wealth management being a high priority.”

Formed in 1990, Brandywine focuses on designing, implementing and administering low-cost, full-service qualified retirement plans that meet the individual needs of business owners, employees and key personnel. The operations of Brandywine are performed through three business lines: Brandywine Benefits Corporation, Rockford Pensions, LLC and JFP Strategies. While each of the three business lines performs specialized functions within the organization, the operations of the three businesses are fully integrated and managed as a single entity. Susquehanna completed an asset-only acquisition of JFP Strategies. Susquehanna will merge Brandywine Benefits Corporation and Rockford Pensions, LLC into Valley Forge Asset Management Enterprises, LLC, a wholly-owned subsidiary of Susquehanna’s wealth management affiliate Valley Forge Asset Management, King of Prussia, Pa.

Brandywine serves over 250 customers in the mid-Atlantic states and generates approximately $1.3 million in annual revenues. Brandywine’s employees, including Margo Johnson and Gary Johnson, Brandywine’s founders, will continue to be employed by the company.

“Brandywine’s customer service strategy, targeted business model and experienced staff made it the right fit for Susquehanna,” said Reuter. “I am pleased to welcome Brandywine’s employees and customers into the Susquehanna family of financial services companies.”

Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.5 billion. Wealth management assets under management and administration were approximately $5 billion as of December 31, 2004. Susquehanna provides financial services through its subsidiaries at over 175 locations in the mid-Atlantic region. In addition to its commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

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